FOR IMMEDIATE RELEASE                               Contact: Kent A. McKee
October 18, 1995                                            (316) 636-6300




                       MUELLER INDUSTRIES, INC. ANNOUNCES
                  36 PERCENT INCREASE IN THIRD QUARTER EARNINGS


Wichita, KS - Mueller Industries, Inc. (NYSE: MLI) today reported net income for the quarter ended September 30, 1995 of $11.6 million or 60 cents per share, on 19,263,000 weighted average shares outstanding. This compared with net income for the third quarter of 1994 of $8.5 million, or 45 cents per share on 18,997,000 weighted average shares outstanding. Net sales for the third quarter of 1995 were $171.5 million compared with net sales of $138.0 million for the same quarter of 1994. Earnings per share and weighted average shares outstanding have been adjusted in all periods presented for the Company's two-for-one stock split that was effected in September, 1995.

For the first nine months of 1995, net income was $32.3 million, or $1.69 per share, on net sales of $524.7 million, which compares with net income of $18.5 million, or 92 cents per share on net sales of $395.4 million for the same period of 1994.

Harvey L. Karp, Chairman, stated, "We are pleased to report that the copper tube modernization project and our new high-volume copper fittings plant should be substantially completed by year-end. Additionally, the indirect extrusion press project at our Port Huron rod mill should be completed by early 1996. We expect to achieve substantial benefits from these capital programs in the years ahead."

Mueller Industries, Inc. is a leading and diversified fabricator whose products include copper tube and fittings; brass and copper alloy rods, bars and shapes; brass and bronze forgings; aluminum and copper impact extrusions; plastic fittings and valves; and refrigeration valves, driers and flare fittings. The Company also owns a short line railroad in Utah, a placer gold mining operation in Alaska, and other natural resource properties.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)
                                                    For the Quarter Ended
                                                September 30,    September 24,
                                                    1995             1994
Net sales                                       $    171,549     $    137,975

Cost of goods sold                                   137,410          113,253
Depreciation and amortization                          4,098            3,227
Selling, general, and administrative expense          13,011           10,497
                                                 -----------      -----------
Operating income                                      17,030           10,998

Interest expense                                        (820)          (1,988)
Environmental reserves                                  (955)               -
Unusual items                                              -                -
Other income, net                                      1,736            3,023
                                                 -----------      -----------
Income before taxes                                   16,991           12,033
Income tax expense                                    (5,386)          (3,515)
                                                 -----------      -----------

Net income                                      $     11,605     $      8,518
                                                 ===========      ===========

Net income per share:

   Primary:
      Average shares outstanding                  19,263,000       18,997,000
      Net income                                $       0.60     $       0.45
                                                 ===========      ===========

   Fully diluted:
      Average shares outstanding                  19,263,000       19,029,000
      Net income                                $       0.60     $       0.45
                                                 ===========      ===========

















MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)
                                                  For the Nine-Months Ended
                                                September 30,    September 24,
                                                    1995             1994
Net sales                                       $    524,699     $    395,363

Cost of goods sold                                   427,557          325,483
Depreciation and amortization                         11,507            9,102
Selling, general, and administrative expense          38,387           32,411
                                                 -----------      -----------
Operating income                                      47,248           28,367

Interest expense                                      (3,331)          (5,300)
Environmental reserves                                  (955)            (412)
Unusual items                                              -           (1,406)
Other income, net                                      4,311            6,566
                                                 -----------      -----------
Income before taxes                                   47,273           27,815
Income tax expense                                   (14,955)          (9,337)
                                                 -----------      -----------

Net income                                      $     32,318     $     18,478
                                                 ===========      ===========

Net income per share:

   Primary:
      Average shares outstanding                  19,115,000       20,071,000
      Net income                                $       1.69     $       0.92
                                                 ===========      ===========

   Fully diluted:
      Average shares outstanding                  19,256,000       20,077,000
      Net income                                $       1.68     $       0.92
                                                 ===========      ===========

















MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share data)
                                                September 30,    December 31,
                                                    1995             1994
ASSETS
Cash and cash equivalents                       $     31,176     $     34,492
Accounts receivable, net                              96,229           66,925
Inventories                                           69,734           74,368
Other current assets                                   9,193            7,766
                                                 -----------      -----------
  Total current assets                               206,332          183,551

Property, plant and equipment, net                   220,315          196,772
Other assets                                          33,372           50,432
                                                 -----------      -----------


                                                $    460,019     $    430,755
                                                 ===========      ===========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt               $     17,721     $     18,611
Accounts payable                                      23,446           21,607
Other current liabilities                             40,047           27,003
                                                 -----------      -----------
  Total current liabilities                           81,214           67,221

Long-term debt                                        62,727           76,125
Other noncurrent liabilities                          42,576           45,461
                                                 -----------      -----------

  Total liabilities                                  186,517          188,807

Stockholders' equity                                 273,502          241,948
                                                 -----------      -----------


                                                $    460,019     $    430,755
                                                 ===========      ===========


Book value per share                            $      15.78     $      13.91
                                                 ===========      ===========






